Exhibit 99

             Dillard's, Inc. Reports March Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 7, 2005--Dillard's, Inc. (NYSE: DDS) ("Dillard's" or the "Company") announced today that sales for the five weeks ended April 2, 2005 were $636,579,000 compared to sales for the five weeks ended April 3, 2004 of $691,009,000. Sales decreased 8% for the five-week period on both a total and comparable store basis.
    Sales for the nine weeks ended April 2, 2005 were $1,290,070,000 compared to sales for the nine weeks ended April 3, 2004 of $1,311,989,000. Sales decreased 2% for the nine-week period on both a total and comparable store basis.
    During the five weeks ended April 2, 2005, sales in the Eastern region were significantly above the Company's average trend. Sales were in line with trend in the Western region and below trend in the Central region.
    During the five weeks ended April 2, 2005, sales of lingerie and accessories, shoes and cosmetics significantly exceeded the Company's average trend. Sales of women's apparel and men's apparel were significantly below trend.
    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    CONTACT: Dillard's, Inc., Little Rock
             Julie J. Bull, 501-376-5965